EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations

Jeff Kupp

Microtune,	Inc.

972-673-1850

investor@microtune.com

MICROTUNE ANNOUNCES STRONG THIRD QUARTER 2005 RESULTS;

REPORTS TWENTY-ONE PERCENT SEQUENTIAL INCREASE IN REVENUE

Plano, TX, October 25, 2005 – Microtune®, Inc. (NASDAQ:TUNE) today announced financial results for the third quarter ended September 30, 2005.

FINANCIAL RESULTS SUMMARY

Microtune’s net revenue for the three months ended September 30, 2005 was $16.4 million versus $13.5 million in the second quarter of 2005 and $16.3 million in the third quarter of 2004. The Company reported net income of $0.4 million, or $0.01 per diluted share, for the third quarter of 2005, compared to a net loss of $0.6 million, or $0.01 per share, for the second quarter of 2005 and a net loss of $3.9 million, or $0.08 per share, for the third quarter of 2004.

For the nine months ended September 30, 2005, net revenue was $42.0 million versus $40.8 million for the nine months ended September 30, 2004. Net loss for the nine months ended September 30, 2005 was $2.2 million, or $0.04 per share, compared to net income of $3.4 million, or $0.06 per diluted share, for the nine months ended September 30, 2004. The results for the nine months ended September 30, 2004 included a pretax gain of $22.5 million reflecting a one-time payment relating to the settlement of patent and anti-trust litigation.

REVENUE CONTRIBUTION BY MARKET

Based on the Company’s direct sales and the point-of-sales data as reported by its distributors during the third quarter of 2005, revenue contributions by the Company’s target markets, presented as a percentage of total third quarter 2005 revenue, are estimated as follows: combined cable modem/cable telephony represented approximately 34%; cable set-top box represented approximately 31%; PC-TV was approximately 2%; TV and Digital TV was approximately 6%; Car-TV was approximately 8%; Car AM/FM Tuner was approximately 7%; all other markets accounted for approximately 12%. Please read the Market Data Disclaimer at the end of this press release.

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MARKET SHARE INFORMATION

Based on Microtune’s own revenue contribution by market estimates, compilations of industry market reports and the Company’s own market share estimates, the Company estimates its trailing twelve-month market share for its target markets as follows: the combined cable modem/cable telephony market share was approximately 18%; the worldwide digital cable set-top box tuner market share was approximately 37%; the ATSC/U.S. Digital TV market share was approximately 14%; and the PC-TV market share was approximately 9%. Please read the Market Data Disclaimer at the end of this press release.

“Solid execution, coupled with strong demand from customers, drove our third quarter results in which we saw very strong quarter-to-quarter growth in revenue, cash breakeven, profitability, and an increased cash position to more than $80 million,” said James A. Fontaine, Microtune CEO and President. “Equally important, gross margins compared to the same period a year ago increased by 19%, driven by two significant factors - lower-margin RF modules were phased out and higher-margin silicon tuners and high value-added modules contributed more significantly to revenue. Our overall results, I believe, reflect the strength of our innovative RF product portfolio, our industry-leading customer base, superior RF engineering, and efficient operations. These attributes serve as our foundation as we move forward into the future.”

RECENT COMPANY HIGHLIGHTS

During the quarter, Microtune had a number of significant customer and product-oriented accomplishments.

•	Announced the shipment of its twenty millionth MicroTuner™ silicon TV tuner, doubling its cumulative unit-volume shipments in less than ten months. Today, the Company has shipped more single-chip tuner TV integrated circuits (ICs) than all of its competitors combined, a fact that reconfirms its position as the world’s leading single-chip silicon tuner supplier.

•	Reached a settlement with the Securities and Exchange Commission (SEC) concerning the investigation initiated in August 2003 as a result of the restatement of certain of the Company’s past financial statements. The Company settled the enforcement proceedings without admitting or denying the SEC’s substantive findings and consented to a cease-and-desist order requiring future compliance with specific provisions of the Federal securities laws and regulations. The settlement did not require that the Company pay a penalty.

•	Achieved a design win with Advanced Digital Broadcast (ADB) for a dual-tuner cable set-top box targeted for Europe. Deploying two MicroTuner MT2060 digital tuners and a MT1110

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broadband amplifier, the ADB set-top is engineered to support a range of sophisticated cable services — enhanced Digital TV, interactivity and high-quality digital recording and playback functionality.

•	Received its 55th patent for its technology, adding to a diverse portfolio of strategic intellectual property designed to protect Microtune’s inventions across its product line. Even its newest tuners, the Mobile MicroTuners, include patented technology as they incorporate the Company’s circuit inventions from previous IC developments.

•	Announced a design win with Thales for a premium airline in-flight entertainment system that enables video, music, email, Internet and other services for airline passengers.

•	Was featured in a high-profile mobile broadcast demonstration at the Intel Developer Forum, which provided a practical demonstration of the Company’s ultra low-power Mobile MicroTuner technology. The MT2260 multi-band tuner, implemented in both a notebook computer and personal data assistant (PDA), captured live terrestrial TV signals based on the DVB-H standard. This was the first demonstration of a DVB-H broadcast on a notebook PC.

FINANCIAL OUTLOOK

Mr. Fontaine added, “Recently it has come to light that there is a considerable amount of excess cable modem inventory at one or more of our customers and their channels. As a result, our visibility into the cable modem market is quite cloudy, and we believe that the excess inventory situation will have a negative impact on our revenue in Q4 and Q1.”

The Company provided the following financial guidance:

•	Net revenue for its fourth quarter ending December 31, 2005 is expected to range from $14.5 to $15 million;

•	Gross margin percentage is expected to be in the range of 44% to 50% over the next quarter or two;

•	Cash break-even revenue level is estimated at $17.0 to $17.5 million, based upon the Company’s gross margin expectations.

Included in the press release are Microtune’s unaudited Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004, its unaudited Consolidated Statements of Operations for the three months and nine months ended September 30, 2005 and 2004, respectively, its unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004, and certain unaudited Additional Financial Information. These financial statements should be read in conjunction with the information contained in the Company’s Quarterly Report on Form 10-Q, to be filed with the SEC on or about October 26, 2005.

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CONFERENCE CALL

As previously announced, Microtune will hold an investors’ conference call on October 25, 2005, at 4:00 P.M. Central Time/5:00 P.M. Eastern Time to discuss its third quarter financial results and its outlook for the future. Interested parties may listen to the conference call via the Internet by accessing Microtune’s website or by calling 210-234-0006 (the pass code is “earnings”). A replay of the conference call will be available until November 8, 2005 via the Company’s website or by dialing 203-369-3606.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide broadband communications and transportation electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 55 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MARKET DATA DISCLAIMER

Statements made in this press release under the heading “Revenue Contribution by Market” are estimates prepared by the Company’s management as of the date of the release and should not be considered to be statements of historical fact. These estimates may prove to be inaccurate due to a number of factors, including, but not limited to:

•	difficulties associated with tracking revenue data where a customer employs our tuners in multiple products serving multiple markets; and

•	difficulties associated with tracking revenue data where the Company ships its product to distributors with multiple customers serving multiple markets.

The revenue contribution information described above represent estimates prepared by the Company’s management as of the date of this press release and should not be viewed as an indicator of future Microtune financial performance. While the Company’s management believes the estimates and assumptions underlying this information are reasonable, you are cautioned that actual results may vary materially from these estimates. We undertake no obligation to revise or update any of this information for any reason.

Statements made in this press release under the heading “Market Share Information” are estimates prepared by the Company’s management as of the date of this release and should not be considered to be statements of historical fact. These estimates may prove to be inaccurate due to a number of factors, including, but not limited to:

•	the difficulties described above related to “Revenue Contribution by Market”;

•	the difficulty tracking the number of tuner components shipped into a given market where only the number of end products, incorporating varying numbers of tuners, is tracked;

•	the difficulty correlating tuners shipped in a given quarter to end products shipped in a given quarter; and

•	the difficulty analyzing third-party market reports where tuner shipments are not tracked and there is no common agreement regarding market classifications.

This market share information described above represent estimates prepared by the Company’s management as of the date of this press release and should not be viewed as an indicator of future Microtune financial performance. While the Company’s management believes the estimates and assumptions underlying this information are reasonable, you are cautioned that actual results may vary materially from these estimates. We undertake no obligation to revise or update any of this information for any reason.

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DESIGN-WIN ANNOUNCEMENTS

It is not unusual for Microtune to announce design wins, as referenced in this release, and the announcement of these design wins, or any other design win, should not be viewed as an indicator of Microtune revenues for any current or future reporting period.

MICROTUNE FORWARD-LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include the Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, forecast customer demand and manage inventory levels, control and budget expenses, protect proprietary technology and intellectual property, and successfully prosecute and defend any future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected results. The forward-looking statements in this release and in the related conference call for analysts and investors speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright © 2005 Microtune, Inc. All rights reserved.

Microtune, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

Assets	September 30, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$6,701	$34,515
Short term investments	71,593	44,460
Accounts receivable, net	7,291	5,738
Inventories	6,524	7,095
Other current assets	1,441	1,607

Total current assets	93,550	93,415

Property and equipment, net	4,496	5,536
Long term investments	1,979	3,587
Intangible assets, net	—	2,008
Other assets and deferred charges	1,744	209

Total assets	$101,769	$104,755

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,988	$5,498
Accrued compensation	1,499	1,557
Accrued expenses	1,932	3,009
Deferred revenue	—	17

Total current liabilities	8,419	10,081

Other noncurrent liabilities	30	29
Commitments and contingencies

Stockholders’ equity	93,320	94,645

Total liabilities and stockholders’ equity	$101,769	$104,755

Microtune, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenue	$16,351	$16,268	$42,019	$40,777
Cost of revenue	8,201	9,402	19,801	23,242

Gross margin	8,150	6,866	22,218	17,535
Operating expenses:
Research and development	3,941	3,840	11,848	11,385
Selling, general and administrative	3,791	6,763	12,144	22,968
Restructuring	—	9	—	108
Amortization of intangible assets	660	1,047	2,008	3,182

Total operating expenses	8,392	11,659	26,000	37,643

Loss from operations	(242)	(4,793)	(3,782)	(20,108)
Other income (expense):
Interest income	662	242	1,750	647
Foreign currency gains (losses), net	6	263	(211)	(387)
Settlement of patent and anti-trust litigation	—	—	—	22,500
Other	4	(166)	93	411

Income (loss) before income taxes	430	(4,454)	(2,150)	3,063
Income tax expense (benefit)	73	(568)	95	(367)

Net income (loss)	$357	$(3,886)	$(2,245)	$3,430

Net income (loss) per common share
Basic	$0.01	$(0.08)	$(0.04)	$0.07

Diluted	$0.01	$(0.08)	$(0.04)	$0.06

Weighted-average common shares outstanding
Basic	52,341	51,264	52,148	51,334

Diluted	57,021	51,264	52,148	53,653

Microtune, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2005	2004
Operating activities:
Net income (loss)	$(2,245)	$3,430
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	1,474	1,876
Amortization of intangible assets	2,008	3,182
Write-off of patent cost	—	492
Non-cash restructuring costs	—	(35)
Foreign currency losses, net	211	387
Stock option compensation	149	713
Gain on sale of property and equipment	(45)	(251)
Allowance for uncollectible accounts receivable	—	18
Changes in operating assets and liabilities:
Accounts receivable, net	(1,553)	(3,258)
Inventories	571	(2,220)
Other assets	(1,369)	2,637
Accounts payable	(510)	(476)
Accrued expenses	(1,094)	376
Accrued compensation	(58)	173
Other liabilities	1	(250)

Net cash provided by (used in) operating activities	(2,460)	6,794
Investing activities:
Purchases of property and equipment	(447)	(369)
Proceeds from sale of assets	58	318
Proceeds from sale of available-for-sale investments	33,800	40,200
Proceeds from sale of held-to-maturity investments	—	6,045
Purchase of available-for-sale investments	(59,300)	(48,620)
Acquisition of intangible assets	—	(114)

Net cash used in investing activities	(25,889)	(2,540)
Financing activities:
Proceeds from issuance of common stock	746	1,116
Proceeds from loans receivable from stockholders	—	30
Other, net	—	(5)

Net cash provided by financing activities	746	1,141
Effect of foreign currency exchange rate changes on cash	(211)	(387)

Net increase (decrease) in cash and cash equivalents	(27,814)	5,008
Cash and cash equivalents at beginning of period	34,515	22,637

Cash and cash equivalents at end of period	$6,701	$27,645

Microtune, Inc.

Additional Financial Information

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2005	June 30, 2005		March 31, 2005	December 31, 2004	September 30, 2004
Net revenue	$16,351	$13,487		$12,181	$15,385	$16,268
Silicon	78%	73%		71%	57%	56%
Modules	22%	27%		29%	43%	44%

Net revenue by geography
North America	34%	30%		44%	44%	46%
Europe	14%	19%		18%	14%	13%
Asia Pacific	52%	51%		38%	40%	41%
Other	—	—		—	2%	—

Ten percent customers (net revenue) (1)
Asuspower	25%	17%		11%	13%	12%
Scientific-Atlanta	22%	19%		26%	19%	20%
Panasonic		11%
Samsung Electro-Mechanics		10%

Net revenue from top 10 customers	82%	79%		72%	67%	67%

As a percent of net revenue
Gross margin	49.8%	57.1	%(2)	52.3%	45.8%	42.2%
Research and development	24.1%	28.9%		32.9%	25.1%	23.6%
Selling, general and administrative	23.2%	31.5%		33.7%	12.0%	41.6%

(1)	Data provided only in instances where customers were 10% or greater of net revenue.

(2)	Gross margin includes a one-time cost of revenue credit of approximately $663 thousand realized in conjunction with the transition of the Company’s third-party contract manufacturer for its subsystem module solutions which was finalized in June 2005. The cost of revenue credit is one-time in nature and relates to the asset purchase agreement and mutual release of claims and obligations executed between Microtune and Three-Five Systems.

Microtune, Inc.

Additional Financial Information

(in thousands)

(unaudited)

	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
Cash and cash equivalents	$6,701	$10,323	$12,568	$34,515	$27,645
Short-term investments	71,593	65,568	61,953	44,460	46,500
Long-term investments	1,979	1,975	3,561	3,587	6,581

Total cash and investments	$80,273	$77,866	$78,082	$82,562	$80,726

Raw materials	$78	$471	$—	$—	$—
Work-in-process	3,266	3,558	2,496	2,907	2,417
Finished goods	3,180	4,019	3,724	4,188	3,968

Total inventory	$6,524	$8,048	$6,220	$7,095	$6,385

Inventory turns	5.0	2.9	3.7	4.7	5.9

Accounts receivable, net	$7,291	$6,065	$6,242	$5,738	$7,500

Days sales outstanding (DSO)	40	40	46	34	41

Common shares outstanding	52,436	52,209	51,990	51,953	51,470

Weighted-average common shares outstanding for the quarter ended
Basic	52,341	52,126	51,977	51,735	51,264
Diluted	57,021	52,126	51,977	55,330	51,264

Total employees	174	172	169	164	167